Exhibit 99

Of the 20,365 shares of common stock shown in Column 2 of Table I:

1) Includes 3,552 shares held directly.

2) Includes performance-based restricted stock unit awards under the Issuer's 2021 Equity Incentive Plan that provides for vesting rates based on certain performance-based criteria:
     a. 4,200*# shares granted on 10/21/2021, with a three-year performance period (9/1/2021-8/31/2024);
     b. 5,495*# shares granted on 10/20/2022, with a three-year performance period (9/1/2022-8/31/2025); and
     c. 2,520*# shares granted on 10/19/2023, with a three-year performance period (9/1/2023-8/31/2026).

3) Includes time-based restricted stock unit awards under the Issuer's 2021 Equity Incentive Plan:
     a. 960* shares granted on 10/21/2021, which will vest on the third anniversary of the grant date;
     b. 2,198* shares granted on 10/20/2022, of which 942 shares will vest on the second anniversary and 1,256 shares will vest on the third anniversary of the grant date; and
     c. 1,440* shares granted on 10/19/2023, of which 432 shares will vest on the first anniversary, 432 shares will vest on the second anniversary and 576 shares will vest on the third anniversary of the grant date.

*Each restricted stock unit represents the right to receive one share of Issuer's Common Stock at vesting.

#The number of shares listed represents the maximum number of shares that may be issued upon vesting of the award if the maximum target is met.